Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Everbridge, Inc.:

We consent to the use of our report dated March 23, 2017, with respect to the consolidated balance sheets of Everbridge, Inc. as of December 31, 2016 and 2015, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2016, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Los Angeles, California

October 2, 2017